                                                            Exhibit (2)(1)(i)


                  [Letterhead of Willkie Farr & Gallagher LLP]





December 19, 2003



Scudder RREEF Real Estate Fund, Inc.
280 Park Avenue
New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Scudder RREEF Real Estate Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") and the prospectus forming part of the Registration Statement (the "Prospectus"), relating to the offer and sale of up to 1,600 shares of Auction Preferred Stock of the Fund, par value $.001 per share, liquidation preference $25,000 per share (the "Preferred Shares").

We have examined copies of the Fund's charter, as amended from time to time (the "Charter"), and by-laws, the Registration Statement, resolutions adopted by the Fund's Board of Directors (the "Board"), the form of the Fund's Articles Supplementary relating to the Preferred Shares (the "Articles Supplementary") and any other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on certificates and statements of officers and representatives of the Fund and others.

Based on and subject to the foregoing, we are of the opinion that when the Pricing Committee of the Board has established the number and certain of the terms, rights and preferences of the Preferred Shares, pursuant to authority delegated to it by the Board, and the Articles Supplementary have been filed with the Maryland State Department of Assessments and Taxation, the Preferred Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and non-assessable.

We are admitted to the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinion set forth above is accordingly limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable LLP appended to this letter. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or

Scudder RREEF Real Estate Fund, Inc.
December 19, 2003

Page 2


otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under "Validity of preferred shares."
Very truly yours,
/s/ Willkie Farr & Gallagher LLP